SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 2, 2007

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-7572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This amendment is being filed to correct certain potential bonus percentages listed in paragraph 1 for Messrs. Duane, Murry and Zaccaro.

The Compensation Committee of the Board of Directors of Phillips-Van Heusen Corporation (the “Company”) met on May 2, 2007 and approved an increase in the base salary of Allen E. Sirkin, President and Chief Operating Officer, to $910,000, effective June 1, 2007.  In addition, the Committee approved the following awards to Emanuel Chirico, Chief Executive Officer; Michael Shaffer, Executive Vice President and Chief Financial Officer; Allen Sirkin, President and Chief Operating Officer; Francis K. Duane, Vice Chairman, Wholesale Apparel; Paul Thomas Murry, President and Chief Operating Officer of Calvin Klein, Inc., a wholly owned subsidiary of the Company; and Michael Zaccaro, Vice Chairman, Retail Apparel.  The foregoing individuals are the current executive officers of the Company who are to be identified as the “named executive officers” of the Company pursuant to Item 402(a)(3) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders:

1.  The Committee established bonus goals for fiscal 2007 for each of the named individuals under the Company’s Performance Incentive Bonus Plan.  The individuals will receive payouts based on a percentage of base salary contingent upon the achievement of overall Company performance based on earnings per share and, for officers with divisional responsibilities, divisional performance based on earnings.  In all cases, achievement of levels between goals established (as set forth below) would result in payment of a percentage of base salary that is on a straight-line interpolation between the two relevant goals.

•  Mr. Chirico’s potential bonus, which is payable solely with respect to Company performance, ranges from 50% at threshold, to 100% at target, to 200% at maximum.

•  Mr. Shaffer’s potential bonus, including an additional potential payout in lieu of his participation in a performance cycle under the Company’s Long-Term Incentive Plan ending February 3, 2008, which is payable solely with respect to Company performance, ranges from 40% at threshold, to 80% at target, to 190% at maximum.

•  Mr. Sirkin’s potential bonus, which is payable solely with respect to Company performance, ranges from 40% at threshold, to 75% at target, to 195% at maximum.

•  Mr. Duane can receive bonuses with respect to both Company performance and divisional performance, on a combined basis, by the Company’s Dress Shirt and Sportswear Groups over which he has responsibility.  Mr. Duane’s potential bonus with respect to Company performance ranges from 5% at threshold, to 10% at target, to 25% at maximum.  Mr. Duane’s potential bonus with respect to divisional performance ranges from 25% at threshold, to 50% at target, to 125% at maximum.

•  Mr. Murry can receive bonuses with respect to both Company performance and divisional performance, on a combined basis, by the Company’s Calvin Klein licensing, advertising and retail businesses over which he has responsibility.  Mr. Murry’s potential bonus with respect to Company performance, including an additional potential payout in lieu of his participation in a performance cycle under the Company’s Long-Term Incentive Plan ending February 3, 2008, ranges from 12.5% at threshold, to 25% at target, to 55% at maximum.  Mr. Murry’s potential bonus with respect to divisional performance ranges from 25% at threshold, to 50% at target, to 125% at maximum.

•  Mr. Zaccaro can receive bonuses with respect to both Company performance and divisional performance of the Company’s Retail Group, over which he has responsibility.  Mr. Zaccaro’s potential bonus with respect to Company performance, including an additional potential payout in lieu of his participation in a performance cycle under the Company’s Long-Term Incentive Plan ending February 3, 2008, ranges from 12.5% at threshold, to 25% at target, to 55% at maximum.  Mr. Zaccaro’s potential bonus with respect to divisional performance ranges from 25% at threshold, to 50% at target, to 125% at maximum.

2.   The Committee also established awards of performance shares for each of the foregoing individuals under the Company’s 2006 Stock Incentive Plan.  The awards are based on a percentage of each individual’s base salary and are contingent of the Company’s achievement of a goal based on both earnings growth and improvement in return on equity during the applicable performance cycle.  The performance cycles cover the Company’s fiscal years indicated.  In all cases, achievement of levels between the goals established and set forth below would result in receipt of a portion of the stock award that is on a straight-line interpolation between the two relevant goals.

•  Messrs. Shaffer, Murry and Zaccaro received awards for the 2007-2008 performance cycle.  Mr. Shaffer would receive 900 shares of Common Stock at threshold, 1,800 shares at target, and 3,600 shares at maximum.  Mr. Murry would receive 1,200 shares of Common Stock at threshold, 2,400 shares at target, and 4,800 shares at maximum.  Mr. Zaccaro would receive 1,050 shares of Common Stock at threshold, 2,100 shares at target, and 4,200 shares at maximum.  Messrs. Chirico, Sirkin and Duane did not receive performance share awards for the 2007-2008 performance cycle as they have previously received awards under the Company’s Long-Term Incentive Plan for a performance cycle ending upon the conclusion of the Company’s 2008 fiscal year.

•  Messrs. Chirico, Shaffer, Sirkin, Duane, Murry and Zaccaro received awards for the 2007-2009 performance cycle.  Mr. Chirico would receive 10,200 shares of Common Stock at threshold, 18,500 shares at target, and 40,700 shares at maximum.  Mr. Shaffer would receive 900 shares of Common Stock at threshold, 1,800 shares at target, and 3,600 shares at maximum.  Mr. Sirkin would receive 1,700 shares of Common Stock at threshold, 4,200 shares at target, and 9,200 shares at maximum.  Mr. Duane would receive 1,500 shares of Common Stock at threshold, 3,000 shares at target, and 6,000 shares at maximum.  Mr. Murry would receive 1,200 shares of Common Stock at threshold, 2,400 shares at target, and 4,800 shares at maximum.  Mr. Zaccaro would receive 1,050 shares of Common Stock at threshold, 2,100 shares at target, and 4,200 shares at maximum.

Each of the awards is subject to the other terms set forth in the Company’s standard award agreement, which was approved by the Compensation Committee on May 2, 2007 and is attached hereto as an Exhibit.

At the May 2, 2007 meeting of the Compensation Committee, the Committee also approved an amendment to the employment agreement of Michael A. Shaffer, Executive Vice President and Chief Financial Officer.  The amendment increases the severance payable to Mr. Shaffer if his employment with the Company is terminated without “cause” or for “good reason” (each as described below), other than within two years of a change of control.  Mr. Shaffer’s agreement outlines the compensation and benefits to be paid to him during his employment with the Company.  The agreement provides for an annual review of his salary and permits upward adjustments of salary.  In addition, the agreement outlines Mr. Shaffer’s rights to severance upon termination of employment.  Generally, he is entitled to severance only if employment is terminated by the Company without “cause” or if he terminates his employment for “good reason.”  “Cause” is generally defined as (1) gross negligence in the performance of Mr. Shaffer’s material responsibilities; (2) gross misconduct in the performance of his material responsibilities of the Executive’s office or position; (3) Mr. Shaffer’s material failure or refusal to perform his core job duties (other than by reason of his death or disability); (4) Mr. Shaffer’s conviction by a court of competent jurisdiction of, or the entry of a plea of guilty or nolo contendere to, a charge of the commission of a crime that constitutes a felony under federal or state law or the equivalent under foreign law; (5) embezzlement or intentional misappropriation of any property of the Company; (6) Mr. Shaffer having divulged, furnished or made accessible to anyone the Company’s confidential information (as defined); (7) fraud, dishonesty or other acts or omissions that constitute a willful breach by Mr. Shaffer of his fiduciary duty to the Company; or (8) the happening of any other event which, under the provisions of applicable law, disqualifies him from acting in any or all capacities in which he is then acting.  “Good reason” is generally defined as (i) the assignment to Mr. Shaffer of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action that substantially diminishes (A) the aggregate value of Mr. Shaffer’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; (iv) requiring that Mr. Shaffer’s services be rendered primarily at a location or locations more than 75 miles from our principal executive offices; or (v) our failure to require any successor to assume expressly and agree to perform Mr. Shaffer’s employment agreement.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Shaffer is entitled to receive, as a result of the aforementioned amendment, one and a half times (previously one times) the average annual total cash compensation (i.e., base salary plus any bonus) paid to or accrued for him during the two-year period preceding the date of termination.  Mr. Shaffer is also only required to pay the active employee rate for medical and dental insurance during the one and a half year period over which the severance is paid.  Additionally, he is entitled to severance upon the termination of his employment by the Company without cause or by him for good reason within two years after a change of control of the Company (as defined in the agreement).  In either such case, Mr. Shaffer would receive a lump sum payment in an amount equal to two times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination.  In addition, if any payments, entitlements or benefits received by Mr. Shaffer under his agreement are subject to the excise taxes on excess parachute payments, he is entitled to an additional payment to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.  Mr. Shaffer also receives comparable medical, dental and life insurance coverage for himself and his family for a two-year period after termination.  Mr. Shaffer’s employment agreement also includes certain restrictive covenants in favor of the Company, including agreements regarding the use of confidential information, non-interference with business relationships, non-solicitation of employees and post-termination employment restrictions.

At meetings of the Nominating & Governance Committee and Board of Directors of the Company held on May 3, 2007, Bruce J. Klatsky, Joel H. Goldberg and Marc Grosman, directors of the Company, determined not to stand for re-election and to retire upon the completion of their current terms.  Such terms are scheduled to end on June 19, 2007, the date of the Company’s 2007 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By:	/s/ Mark D. Fischer
Mark D. Fischer, Senior Vice President

Date:   May 9, 2007